UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

December 29, 2010

Date of Report (Date of earliest event Reported)

L & L Energy, Inc.

(Exact name of registrant as specified in its charter)

Nevada	000-32505	91-2103949
(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
incorporation)

130 Andover Park East, Suite 200, Seattle WA 98188

(Address of principal executive offices) (Zip Code)

(206) 264-8065

Registrant’s Telephone Number, Including Area Code

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

CEO’s 2010 Progress Letter to Shareholders

Dear Fellow Shareholders,

I am pleased to report to you on our progress and recap our accomplishments during 2010. This has been a year of growth and advancement for L&L Energy, and I want to begin by thanking all of you for your support as we continue to strive to become a world-class coal provider with a global footprint.

We kicked off the 2010 calendar year by changing our name from L&L International Holdings to L&L Energy, a strategic decision that symbolized our focus on penetrating the opportunities in China’s energy market, specifically coal mining and distribution. The following month, we received approval to begin trading on the Nasdaq Global Market exchange, which provided a significant boost to our volume and visibility.

Our rapid operational growth and growing reputation have also engendered wide recognition for L&L since our initial Nasdaq uplisting. In June, our stock was added to the Russell 3000 Index, giving us greater institutional exposure due to the index’s wide acceptance as a market benchmark. In October, we were added to the Halter USX China Index, a popular benchmark of U.S.-listed Chinese companies. Lastly, we announced just a few weeks ago that our stock will move to the Nasdaq Global Select, which has the highest initial listing standards of any exchange in the world based on market value and financial requirements. Each of these accomplishments is its own confirmation of the progress we’ve made in developing our business in 2010.

From a financial perspective, this year has been successful. Our 2010 fiscal year, which ended in April, yielded record results including 167% year-over-year revenue growth and 230% net income growth. We are on track for another record year financially in fiscal 2011; in fact, our revenues of roughly $113 million in the first two quarters already exceed our total sales for fiscal 2010.

Commitment to Safety and Quality

Since our inception, safety and regulatory compliance both in China and in the U.S. have always been two of our chief concerns, and in 2010 we have made a number of decisions, some difficult, to uphold our commitment to excellence in these areas. While our mines have an exemplary safety record, we recognize the inherent risks and the safety problems that have plagued the industry in China for years. In May, we publicly reaffirmed our pledge to constantly improve the safety practices of our own mines and, by introducing higher U.S. standards in our acquired operations, to serve as a model for other mine operators to adopt and improve upon.

Our commitment to safety was tested in a very tangible way this year as we evaluated the potential acquisition of Shunda Mining Co. The transaction appeared promising and would have substantially increased our mining and washing capacity. However, after completing due diligence we determined that we would have been unable to satisfy our internal standards with this acquisition and withdrew from negotiations. While we sacrificed significant revenues and profit in the short-run by forgoing the acquisition, our management team believed that the decision was in the best interests of our investors. Moving forward, however, we are actively seeking out other acquisition targets of similar size that could increase our production capabilities and profitability, and we are currently evaluating several attractive options.

Addition of Top Talent

We are dedicated to building and retaining a management team of the highest caliber. We are excited about the new directors and senior executives we’ve brought on this year, beginning with our operational director Dr. Shen-Lin Chang, who has over 30 years of industry experience and oversees our daily operations in China. In August, we were very excited to add former U.S. Secretary of Commerce and Secretary of Transportation Norman Mineta to our board of directors. Mr. Mineta, who now serves as vice-chairman of the board, brings a wealth of experience, insight, and established relationships in both the public and private sectors to L&L, and we have greatly appreciated his contribution these past few months.

As we build our business, we understand the importance of continually expanding all aspects of our organization. Finances and financial controls are a very big piece of any public company, and given our substantial growth, we have needed to continually build out this department. Our Director of Accounting for China Operations David Lin, CPA who has worked for several Big Four accounting firms including Arthur Andersen, KPMG, and Deloitte, and our Chief Accounting Officer Paul Cheng have both joined L&L recently and will be very valuable members of our team. We also anticipate further expansion of our financial staff as we continue to grow.

Most recently, Edmund C. Moy has joined the Company as Vice President of Corporate Infrastructure. Mr. Moy's appointment will be effective January 10, 2011, and his key areas of responsibility will include corporate development, global logistics, and general administration. Mr. Moy joins us from the United States Mint, where he has served as 38th Director of the Mint since 2006. In this capacity, Ed oversaw over 2,000 employees and we look forward to the perspective and experience he will bring to our team.

Growth & Acquisitions

Our dramatic growth over the past year has been a combination of both acquisitions and organic expansion. In the second half of last fiscal year, we completed a number of substantial acquisitions of mining assets; coal washing facilities and coking facilities. Post-acquisition, we spent the next several months integrating and improving these businesses from an operating and financial perspective. During this time, we took the opportunity to rapidly expand the production of these operations, which significantly added to the value of our business. We also utilized our cash flow from operations to build a new coal washing facility that enabled us to further vertically integrate our company for future growth.

This expansion of capacity in our coal washing business has allowed us to focus largely on acquiring and expanding coal mining assets in the coming year, as opposed to washing or coking. Coal mining is the core focus of our business and generates substantially higher margins for our investors. Also, we have found that, post-acquisition, we are able to organically expand coal mining assets to a much greater degree by utilizing Westernized management and mining philosophies. Thanks to our established resources and infrastructure, as well as the due diligence experience we gained in analyzing Shunda, we are able to target significantly larger mining acquisitions in terms of production, revenue and profitability this year than we did a year ago.

In a strategic first step, we recently provided a $3 million loan to Bowie Resources, which owns and operates the Bowie coal mine in Colorado, with the option to acquire a 9% equity interest in the company.  We see this as an excellent opportunity to acquire a portion of a high-quality, U.S.-based coal mining operation with an experienced management team at an attractive price. Our efforts in North America are 100% focused on expanding our business globally. We want to be able to secure supplies in the U.S. through loans, acquisitions, and partnerships to export the coal to China. If we can source very good coal from the U.S., ship it to China, and then blend in coal from our Chinese operations while still keeping the quality of our coal well above the relevant standards, we will be able to provide strong returns for both our investors and our U.S. partners.

2011 Market Outlook

We believe the Chinese coal market will remain robust in 2011. We operate in South Central China, which has a great need for both met coal and thermal coal, between which our business is appropriately balanced. We very much like operating in the South due to the relatively less competitive environment compared to in the North, as well as the fact that transportation of coal in China is substantially easier in the South. Central China is significantly less developed than the coastal regions, and we believe the area will experience a substantial expansion of infrastructure, as well as a growing need for energy, for many years to come. We are currently seeing very attractive coal pricing for both products as well. As China becomes more internally developed and continues to expand its GDP, we believe this will further stabilize the local and national economy as well as increase the need for coal.

As we look toward the coming year, we are optimistic regarding our prospects. Over the next few years, we believe we will become a significantly larger and stronger company driven by both the continued global demand for coal and the drive and passion of our managers. Thank you for your continuing support, and happy New Year!

Sincerely,

Dickson Lee

Chairman & CEO, L&L Energy, Inc.

Item 9.01.       Financial Statements and Exhibits.

99.1     Press Release dated December 29, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

L & L ENERGY, INC.
(Registrant)

Date: December 29, 2010	By:	/s/ Dickson V. Lee
Dickson V. Lee,
Chief Executive Officer